UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2014

OSL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32658	98-0441032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Dutch Hill Road, Suite 13, Orangeburg, NY	10962
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 363-6776

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

The Mulhearn Agreement

On March 6, 2014, OSL Holdings, Inc., (the “we”, “us”, “our”) entered into an Amendment to Project Collaboration and Profit Sharing Agreement with Kevin T. Mulhearn. On October 2, 2013 the Company entered into a Project Collaboration and Profit Sharing Agreement (“Collaboration Agreement”) with Kevin T. Mulhearn, resulting in the Company reclassifying the balance owed on a $200,000 unsecured convertible note issued to Mr. Mulhearn, to additional paid in capital. In addition, at that time the Company expensed the remaining debt discount balance of $133,333 to interest expense during the three months ended November 30, 2013.

The Amendment to the Collaboration Agreement resulted in the Company issuing a $700,000 convertible promissory note and warrants for an aggregate of 8,000,000 shares of common stock to Mr. Mulhearn. The convertible promissory note is payable in twelve months and permit the Company, at its sole discretion, to convert the balance due into shares of the Company’s common stock at market price at any time following which the thirty day weighted average share price is $0.50. Warrants to purchase 5,000,000 shares of common stock are exercisable when the Company share price reaches $0.25 and warrants to purchase 3,000,000 shares of common stock are exercisable when the Company share price reaches $0.50. All 8,000,000 warrants will be exercisable on a cashless basis and shall expire two years from the date of issuance. In addition, Mr. Mulhearn has an option to provide $200,000 worth of funding to the Company within twenty days from the date of the Amendment.

The Executive Agreement

On March 5, 2014, the Company entered into an Executive Agreement with Eric Kotch, Eli Feder, Bob Rothenberg and Steven Gormley. In exchange for all rights to past due employment compensation, equity, debt, and conversion rights, in the amounts of: (i) Steven Gormley - $56,436; (ii) Eli Feder - $580,000; (iii) Eric Kotch - $674,000; and (iv) Bob Rothenberg - $311,871; full indemnification protection from the company and a release of any claims or liabilities through the date of the Executive Agreement, each of the executives agreed to the following:

a) to forgive the full balance currently owed as set forth above;

b) to terminate all employment agreements and rights thereunder effective on the date of the Executive Agreement.

c) that any employment or compensation agreements with any of the listed executives entered into within a date 18 months from the Executive Agreement, will require an approval by 75% of the board of directors;

d) the executives will enter into leakout agreements on a pro rata basis and to be determined terms;

e) each executive will be subject to a one year non-competition agreement beginning the later of the termination of such directors employment with the Company or resignation or removal from the board of directors.

f) the directors will receive warrants, exercisable on a cashless basis, for the following amount of shares (i) Steven Gormley – 2,000,000; (ii) Eli Feder – 7,500,000; (iii) Eric Kotch – 15,000,000; and (iv) Bob Rothenberg – 10,500,000. Such warrants shall be exercisable at the earlier of six months from issuance or after any three consecutive days where the weighted average share price exceeds $0.50 and shall expire two years from the date of issuance.

The Natural Way Agreement

On March 6, 2014, the Company entered into an agreement with Tony Tucci and Matthew Cohen ( “Natural Way”) (the “Agreement”) whereby Natural Way agreed to provide advisory services to the Company on an as needed basis, for a period of twelve months, related to the legal marijuana business. Natural Way agreed not to provide similar services to any other public company for a period of two years. The Company agreed to form a separate subsidiary to provide growing, marketing and development support services to the legal marijuana businesses. In addition, the Company agreed to develop a centralized grow facility in California to support marijuana growing needs of Natural Way and other businesses.

The Company agreed to take the necessary actions to effectuate a spin off of the newly formed subsidiary as an independent entity. The Company agreed to issue Tony Tucci and Matthew Cohen 15,000,000 shares each in the to be formed subsidiary, half of which shares will be held in escrow for twelve months and released upon performance of the Agreement.

In addition, Natural Way agreed to participate in the Company’s Equality Rewards program for a minimum period of 12 months and to forego participation in any other reward program during that time period.

Item 7.01	Regulation FD Disclosure.

On March 10, 2014 we issued a press release announcing the completion of the transaction discussed in this report. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

(d)	Exhibits

Exhibit	Description
10.1	Amendment to Project Collaboration and Profit Sharing Agreement
10.2	OSLH Executive Agreement
10.3	Agreement Among Tony Tucci, Matthew Cohen and OSL Holdings
10.4	Nature Way Equity Rewards Agreement
99.1	Press release dated March 10, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL HOLDINGS, INC.

Date: March 10, 2014	By:	/s/ Robert H. Rothenberg
Robert H. Rothenberg, Chief Executive Officer

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